Free Writing Prospectus (To the Prospectus dated March 31, 2009, as supplemented by the prospectus supplement dated December 6, 2010)	Filed Pursuant to Rule 433 Registration Statement No. 333-158319 December 28, 2010

SIGN IN | REGISTER | CONTACT US
Home » Auction #2244

Auctions	Results
View current auctions	Zions Bancorporation Senior Note / 1 Year Corporates
Results Archive	BBB- (Fitch); BBB (low) (DBRS); and BBB- (Standard & Poor’s).
View the results of completed auctions
FDIC-Insured CDs	Notice: The auction has been extended until 12/28/2010 11:32:54 AM EST.
Municipal Bonds
Corporate Bonds	Auction Information		Issue Information
US Agencies	Auction Start:	12/21/2010 8:00 AM EST	Issue Type:	Corporate Bonds
Preferred Stock	Auction End:	12/28/2010 11:32 AM EST	Principal Offered:		$1,000,000.00
	Last Update:	12/28/2010 12:41:03 PM EST	Units Offered:		1000
Warrants	Auction Status:	Over	Denomination:		$1,000.00
Issuers			Coupon:		3.000%
University			Min. Price:		98.000
Learn more about our auctions			Max. Price:		102.000
Demos			Min. Yield:		0.893%
Learn how to participate!			Max. Yield:		5.171%
Think			Announcement Date:	12/17/2010
			Settlement Date:	12/31/2010
			First Interest Date:	6/15/2011
			Maturity Date:	12/15/2011
WEEKLY UPDATE			Day Basis:	30/360 (345 days)
Sign up to receive a free weekly email containing economic commentary, new-issue alerts, investing news, and much more.			Int. Frequency:	Semi-Annually
			Documents:	Offering Documents

			Bidding Information
First Name
			Number of Bidders:		63
Last Name			Number of Bids:		88
			Amt. of Bids:		$3,300,000.00
Email			Coverage:		330.00%
			Highest Bid:		100.094
Sign Up!			Lowest Bid:		98.000
			Bid Spread:		2.094
			Num. Bids Accepted:		30

Num. Bidders with Bids		30
Accepted:
Highest Bid Accepted:		100.094
Lowest Bid Accepted:		99.100

Buy Today! Information

Price:	100.000
Yield:	3.00%

Bids				Final Market-Clearing Price:	99.100
				Final Market-Clearing Yield*:	3.968%

Bidder	Units	Price	Timestamp	Awarded	Amount Due
Bidder 26768	100	100.094	12/28/2010 11:29:33 AM	100 units	$99,100.00
Bidder 8671	2	100.009	12/23/2010 3:33:30 PM	2 units	$1,982.00
Bidder 26744	100	100.000	12/23/2010 12:41:04 PM	100 units	$99,100.00
Bidder 22271	25	100.000	12/23/2010 5:32:01 PM	25 units	$24,775.00
Bidder 17839	30	100.000	12/28/2010 8:08:41 AM	30 units	$29,730.00
Bidder 11607	20	99.999	12/22/2010 1:51:20 PM	20 units	$19,820.00
Bidder 26767	200	99.999	12/27/2010 2:18:19 PM	200 units	$198,200.00
Bidder 26409	5	99.999	12/28/2010 11:23:24 AM	5 units	$4,955.00
Bidder 21201	20	99.995	12/27/2010 2:59:57 PM	20 units	$19,820.00
Bidder 25556	5	99.906	12/23/2010 6:15:39 PM	5 units	$4,955.00
Bidder 26696	20	99.813	12/21/2010 1:43:37 PM	20 units	$19,820.00
Bidder 17816	20	99.800	12/22/2010 3:37:58 PM	20 units	$19,820.00
Bidder 20716	7	99.750	12/22/2010 7:42:20 PM	7 units	$6,937.00
Bidder 21363	10	99.750	12/22/2010 7:58:32 PM	10 units	$9,910.00
Bidder 14942	6	99.750	12/28/2010 10:33:38 AM	6 units	$5,946.00
Bidder 23534	10	99.719	12/24/2010 11:20:23 AM	10 units	$9,910.00
Bidder 26690	10	99.691	12/23/2010 8:58:09 AM	10 units	$9,910.00
Bidder 22437	1	99.690	12/27/2010 2:41:19 PM	1 unit	$991.00
Bidder 23802	20	99.626	12/23/2010 12:24:29 AM	20 units	$19,820.00
Bidder 18226	5	99.626	12/27/2010 3:27:07 PM	5 units	$4,955.00
Bidder 16703	30	99.590	12/28/2010 11:31:02 AM	30 units	$29,730.00
Bidder 18195	5	99.533	12/24/2010 12:51:02 PM	5 units	$4,955.00
Bidder 13193	50	99.533	12/27/2010 1:18:44 PM	50 units	$49,550.00
Bidder 24310	10	99.302	12/22/2010 7:07:19 PM	10 units	$9,910.00
Bidder 25483	10	99.288	12/28/2010 11:32:27 AM	10 units	$9,910.00
Bidder 15637	5	99.266	12/28/2010 9:44:56 AM	5 units	$4,955.00
Bidder 21477	50	99.209	12/28/2010 11:31:05 AM	50 units	$49,550.00

Bidder 19067	4	99.172	12/27/2010 10:03:50 PM	4 units	$3,964.00
Bidder 26763	5	99.117	12/28/2010 8:12:34 AM	5 units	$4,955.00
Bidder 23436	1,000	99.100	12/28/2010 11:30:54 AM	215 units	$213,065.00
Bidder 26668	10	99.089	12/27/2010 1:22:57 PM	Rejected: Price
Bidder 21990	1	99.072	12/22/2010 8:04:06 PM	Rejected: Price
Bidder 23676	50	99.071	12/21/2010 2:39:24 PM	Rejected: Price
Bidder 26699	10	99.071	12/23/2010 1:51:54 PM	Rejected: Price
Bidder 25295	2	99.071	12/23/2010 4:50:19 PM	Rejected: Price
Bidder 18195	5	99.071	12/24/2010 12:51:02 PM	Rejected: Price
Bidder 21270	25	99.071	12/27/2010 9:45:51 AM	Rejected: Price
Bidder 26690	10	99.071	12/27/2010 4:23:08 PM	Rejected: Price
Bidder 15071	10	99.071	12/28/2010 10:27:02 AM	Rejected: Price
Bidder 26763	10	99.065	12/28/2010 8:10:43 AM	Rejected: Price
Bidder 22941	50	99.006	12/28/2010 11:31:02 AM	Rejected: Price
Bidder 24064	1	99.000	12/23/2010 2:58:41 PM	Rejected: Price
Bidder 17854	5	99.000	12/23/2010 4:31:18 PM	Rejected: Price
Bidder 24064	1	99.000	12/27/2010 3:04:15 PM	Rejected: Price
Bidder 22215	10	99.000	12/28/2010 1:59:42 AM	Rejected: Price
Bidder 21441	5	98.932	12/22/2010 2:54:37 PM	Rejected: Price
Bidder 21477	50	98.932	12/28/2010 11:11:56 AM	Rejected: Price
Bidder 19253	25	98.900	12/28/2010 10:48:13 AM	Rejected: Price
Bidder 21785	10	98.841	12/27/2010 3:43:29 PM	Rejected: Price
Bidder 19253	25	98.800	12/28/2010 8:52:44 AM	Rejected: Price

				« Prev. Page 1 of 2 Next »

			Auction Totals:	1,000 units	$991,000.00

Direct Orders

Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 17792	26	3.00%	12/22/2010 5:25:33 PM	26 units	$26,000.00
Bidder 26744	100	3.00%	12/23/2010 12:41:04 PM	100 units	$100,000.00
Bidder 14033	1	3.00%	12/23/2010 2:30:03 PM	1 unit	$1,000.00

			Auction Totals:	127 units	$127,000.00

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-158319, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated March 31, 2009 contained in that registration statement, the prospectus supplement dated December 6, 2010 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation or a representative will arrange to send you the prospectus and other documents Zions Bancorporation has filed with the SEC if you request it by calling toll free (800) 524-8875.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions

SIGN IN | REGISTER | CONTACT US
Home » Auction #2244

Auctions	Results
View current auctions	Zions Bancorporation Senior Note / 1 Year Corporates
Results Archive	BBB- (Fitch); BBB (low) (DBRS); and BBB- (Standard & Poor’s).
View the results of completed auctions
FDIC-Insured CDs	Notice: The auction has been extended until 12/28/2010 11:32:54 AM EST.
Municipal Bonds
Corporate Bonds	Auction Information			Issue Information
US Agencies	Auction Start:	12/21/2010 8:00 AM EST
Preferred Stock	Auction End:	12/28/2010 11:32 AM EST		Bidding Information
	Last Update:	12/28/2010 12:59:17 PM EST		Buy Today! Information
Warrants	Auction Status:	Over
Issuers
	Bids			Final Market-Clearing Price:		99.100
University
Learn more about our auctions				Final Market-Clearing Yield*:		3.968%
Demos	Bidder	Units	Price	Timestamp	Awarded	Amount Due
Learn how to participate!	Bidder 24151	50	98.774	12/28/2010 11:28:28 AM		Rejected: Price
Think	Bidder 17854	5	98.750	12/23/2010 4:31:18 PM		Rejected: Price
	Bidder 18195	5	98.703	12/24/2010 12:51:02 PM		Rejected: Price
	Bidder 24403	5	98.703	12/28/2010 11:00:32 AM		Rejected: Price
	Bidder 26592	70	98.650	12/28/2010 11:30:31 AM		Rejected: Price
WEEKLY UPDATE	Bidder 26592	100	98.620	12/28/2010 11:29:10 AM		Rejected: Price
Sign up to receive a free weekly email containing economic commentary, new-issue alerts, investing news, and much more.	Bidder 22761	25	98.611	12/21/2010 6:34:59 PM		Rejected: Price
	Bidder 18526	5	98.611	12/23/2010 1:49:29 PM		Rejected: Price
	Bidder 22941	50	98.611	12/28/2010 11:26:01 AM		Rejected: Price
	Bidder 26592	100	98.610	12/28/2010 11:28:13 AM		Rejected: Price
	Bidder 19253	25	98.600	12/28/2010 8:52:10 AM		Rejected: Price
	Bidder 26592	100	98.600	12/28/2010 11:27:18 AM		Rejected: Price
First Name	Bidder 26592	70	98.585	12/28/2010 11:26:16 AM		Rejected: Price
	Bidder 23520	40	98.565	12/28/2010 7:30:33 AM		Rejected: Price
Last Name	Bidder 15034	1	98.520	12/24/2010 2:57:18 PM		Rejected: Price
	Bidder 24064	1	98.510	12/28/2010 10:06:27 AM		Rejected: Price
Email	Bidder 23936	190	98.500	12/23/2010 11:16:41 AM		Rejected: Price

Sign Up!

Demos	Bidder	Units	Price	Timestamp	Awarded	Amount Due
	Bidder 17854	5	98.500	12/23/2010 4:31:18 PM	Rejected: Price
	Bidder 26751	15	98.500	12/23/2010 5:00:09 PM	Rejected: Price
	Bidder 22331	10	98.500	12/27/2010 9:30:58 PM	Rejected: Price
	Bidder 15034	1	98.428	12/24/2010 2:57:18 PM	Rejected: Price
	Bidder 21748	5	98.383	12/23/2010 9:31:26 PM	Rejected: Price
	Bidder 24064	1	98.340	12/28/2010 12:42:03 AM	Rejected: Price
	Bidder 15034	1	98.337	12/24/2010 2:57:18 PM	Rejected: Price
	Bidder 22830	5	98.337	12/27/2010 2:23:43 PM	Rejected: Price
	Bidder 24099	10	98.337	12/27/2010 11:30:24 PM	Rejected: Price
	Bidder 24064	1	98.310	12/27/2010 8:32:16 PM	Rejected: Price
	Bidder 15034	1	98.246	12/24/2010 2:57:18 PM	Rejected: Price
	Bidder 24099	10	98.246	12/27/2010 11:21:24 PM	Rejected: Price
	Bidder 15034	1	98.155	12/24/2010 2:57:18 PM	Rejected: Price
	Bidder 22941	50	98.155	12/27/2010 11:37:10 AM	Rejected: Price
	Bidder 26690	10	98.155	12/27/2010 4:20:57 PM	Rejected: Price
	Bidder 16612	25	98.100	12/21/2010 9:47:36 PM	Rejected: Price
	Bidder 25584	5	98.100	12/23/2010 10:24:11 AM	Rejected: Price
	Bidder 26742	1	98.000	12/23/2010 11:34:49 AM	Rejected: Price
	Bidder 26757	100	98.000	12/23/2010 7:32:24 PM	Rejected: Price
	Bidder 16321	1	98.000	12/26/2010 8:40:40 PM	Rejected: Price
	Bidder 24605	100	98.000	12/26/2010 11:20:06 PM	Rejected: Price

					« Prev. Page 2 of 2 Next »

				Auction Totals:	1,000 units	$991,000.00

Direct Orders
Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 17792	26	3.00%	12/22/2010 5:25:33 PM	26 units	$26,000.00
Bidder 26744	100	3.00%	12/23/2010 12:41:04 PM	100 units	$100,000.00
Bidder 14033	1	3.00%	12/23/2010 2:30:03 PM	1 unit	$1,000.00
			Auction Totals:	127 units	$127,000.00

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-158319, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated March 31, 2009 contained in that registration statement, the prospectus supplement dated December 6, 2010 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation or a representative will arrange to send you the prospectus and other documents Zions Bancorporation has filed with the

SEC if you request it by calling toll free (800) 524-8875.

*	The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions